Exhibit 5

                            [Letterhead of]
                       Thompson Hine & Flory P.L.L.



                                                      February 1, 1996



Omnicare, Inc.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

          Reference is made to the offering for resale by certain stockholders (individually, a "Stockholder", collectively, the "Stockholders") of Omnicare, Inc., a Delaware corporation (the "Company"), of up to an aggregate of 84,782 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 to be filed under the Securities Act of 1933, as amended (the "Registration Statement"). Of the 84,782 Shares being registered, (i) an aggregate of 22,582 Shares have been acquired by certain of the Stockholders in connection with the Asset Purchase Agreement dated as of December 31, 1994 by and among SPP Acquisition Corp., Shore Park Pharmacy, Inc., d/b/a Shore Pharmaceutical Providers, Les Shafranek, William Gordon and the Company, as supplemented by the Supplemental Asset Purchase Agreement dated Janaury 17, 1995, (ii) 14,018 of the Shares have been acquired by a Stockholder pursuant to the Asset Purchase Agreement dated as of September 29, 1995 by and among Evergreen Pharmaceutical, Inc., Budget Pharmacy, Inc., Dennis L. Perry and the Company, (iii) 30,228 of the Shares have been acquired by a Stockholder pursuant to the Asset Purchase Agreement dated as of December 1, 1995 by and among AP Acquisition Corp., Apex Pharmacy and Home Care Center, Inc., A. David Roth and the Company and (iv) 17,954 of the Shares have been acquired by a Stockholder pursuant to the Agreement to Purchase the Stock of Medical Arts Health Care, Inc. dated as of Janaury 5, 1996 by and among Omnicare Holding Company, Herbert A. Peavy, Jr., Vicki C. Peavy, Hal Henderson, Robert R. Warnock, Medical Arts Health Care, Inc. and the Company.

          As counsel for the Company, we have examined and are familiar with the Company's Restated Certifcate of Incorporation and By-Laws, each as amended, and various corporate records and proceedings relating to the organization of the Company and the issuance of the Shares. Based upon the foregoing and upon investigation of such other matters as we consider appropriate to permit us to render an informed opinion, it is our opinion that:


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Omnicare, Inc.
January 31, 1996
Page 2

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

          This opinion is solely for your information in connection with the Registration Statement and is not to be quoted or otherwise referred to in any of your financial statements or public releases, filed with any governmental agency, or given to any other person without our prior written consent. This opinion may not be relied upon by any other person, or used by you for any other purpose, without our prior writtten consent.

          We consent to the use of this opinion as an Exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                               Very truly yours,



                               /s/ THOMPSON HINE & FLORY, P.L.L.


JMR/WHC/TLS8680.pm
2/1/96